CUSIP No.: 500 507 108            Schedule 13D               Page 10 of 13 Pages

Exhibit 99.1

     MEMORANDUM OF AGREEMENT entered into as of the 23rd day of June, 2004.

BY AND BETWEEN:   CHARLES R. BRONFMAN Executive, of the City of Palm Beach,
                  State of Florida, presently residing at 501 North Lake Way

                  (hereinafter referred to as the "Vendor")

AND: CLARIDGE ISRAEL LLC, a company duly established pursuant to the laws of the State of Delaware, one of the United States of America,

                  (hereinafter referred to as the "CILLC")

AND: THE CHARLES R. BRONFMAN TRUST, a trust established pursuant to the laws of the State of New York by Trust Indenture dated the 12th day of December, 1996 among Ellen Bronfman Hauptman as Grantor and Gary J. Gartner, Steven H. Levin and Jeffrey D. Scheine as Trustees,

                  (hereinafter referred to as the "CR.BT")

                  (CILLC and CR.BT are hereinafter collectively referred to as the "Purchasers")

1. The Vendor hereby sells, transfers and conveys to the Purchasers and the Purchasers hereby purchases from the Vendor to the extent of fifty percent (50%) each, two hundred and nine thousand, three hundred and thirty-eight (209,338) ordinary shares in the capital stock of Koor Industries Ltd. (the "Purchased Shares").

2. The purchase price for the Purchased Shares shall be Eight Million, Nine Hundred and Sixty-Eight Thousand, Thirty-Nine Dollars and Ninety-Two Cents (U.S. Funds) (U.S.$8,968,039.92) payable on the date hereof.

3. The Vendor hereby represents and warrants to the Purchasers the following:

      a) that the Vendor is the beneficial owner of the Purchased Shares which are free and clear of all liens, charges, pledges or other encumbrances of any kind, nature or description whatsoever;

      b) that no person, firm or corporation has any agreement, option or right capable of becoming an agreement or option for the purchase of the Purchased Shares; and

      c) that the Vendor has the full right, authority and capacity to enter into this agreement.

4. The representations and warranties contained herein shall survive the execution of this agreement and shall continue to remain in full force and effect.

5. Each of the parties shall, from time to time, at the request of the other party and without further consideration, execute such further instruments of conveyance and take such other actions as the requesting party may reasonably require to convey and transfer more effectively to the Purchasers the

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CUSIP No.: 500 507 108            Schedule 13D               Page 11 of 13 Pages

Purchased Shares. The parties will furthermore sign all documents and do all things necessary to give effect to the present transaction.

6. The effective date of the present agreement shall be June 23, 2004.

7. Any notice, demand, request or other instrument which may be or is required to be given under this agreement shall be delivered in person or sent by registered mail, postage prepaid, and shall be addressed:

      a)    if to the Vendor, at:

            501 North Lake Way
            Palm Beach, Florida
            U.S.A. 33480

      b)    If to Purchasers, at:

            c/o Mr. Steve Levin
            Davies Ward Phillips & Vineberg
            625 Madison Avenue
            12th Floor
            New York, N.Y.
            U.S.A. 10022

8. Any such notice, demand, request or consent shall be deemed to have been given or made on the day upon which such notice, demand, request or consent is received and any party may at any time give notice in writing in the manner aforesaid to the others of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices and other communications hereunder.

9. This agreement shall be construed and interpreted in accordance with the laws of the Province of Quebec.

10. This agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors, administrators, representatives and assigns.

11. The parties acknowledge that they have requested and are satisfied that the foregoing be drawn up in English. Les parties aux presentes reconnaissent qu'elles ont exige que ce qui precede soit redige en Anglais et s'en declarent satisfaites.

            IN WITNESS WHEREOF, the parties hereto have executed the present agreement at the place hereinabove mentioned.


                                        /s/ Charles R. Bronfman
                                        ----------------------------------------
                                        CHARLES R. BRONFMAN

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CUSIP No.: 500 507 108            Schedule 13D               Page 12 of 13 Pages

                                        CLARIDGE ISRAEL LLC

                                        Per: /s/ Bruce Judelson
                                             -----------------------------------

                                        Per: /s/ Jay Rubinstein
                                             -----------------------------------


                                        STEVEN LEVIN, GUY LANDER and JAY
                                        RUBINSTEIN in their capacity as trustees of THE CHARLES R. BRONFMAN TRUST

                                        Per: /s/ Steven Levin
                                             -----------------------------------

                                        Per: /s/ Guy Lander
                                             -----------------------------------

                                        Per: /s/ Jay Rubinstein
                                             -----------------------------------